Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To the Issuer (as defined below) Danzigerkade 15 B 1013 AP AMSTERDAM The Netherlands	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam
T +31 20 577 1771 F +31 20 577 1775

Date 23 July 2021		G.N. Smeenk E gaby.smeenk@debrauw.com T +31 20 577 1446 F +31 20 577 1775
Our ref.	M37373413/1/20732694

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of Class A common shares in the capital of the Issuer

1	INTRODUCTION

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	DUTCH LAW

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	SCOPE OF INQUIRY

I have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement;

(b)	A copy of the Merger Proposal;

(c)	A copy of each Corporate Resolution;

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(d)	A copy of:

(i)	the Issuer’s deed of incorporation including the Old Articles of Association, as provided to me by the Chamber of Commerce (Kamer van Koophandel);

(ii)	the Current Articles of Association included in the Dutch Deed of Amendment, as provided to me by the Chamber of Commerce (Kamer van Koophandel);

(iii)	the Trade Register Extract; and

(iv)	the draft Dutch Deed of Conversion and Amendment including the New Articles of Association.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	ASSUMPTIONS

I have made the following assumptions:

(a)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)

(i)	At the time of the issue of the Registration Shares:

(A)	the Issuer’s authorised share capital consists of, amongst others, 4,500,000,000 Class A Common Shares in accordance with the Deed of Conversion and Amendment; and

(B)	other than the 2021 SOP Grants, no rights to subscribe for (rechten tot het nemen van) Class A Common Shares will have been granted.

(ii)	The Registration Shares will have been:

(A)	issued or converted in the form and manner prescribed by the articles of association at the time of issue; and

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(B)	otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(iii)	The nominal amount of the Registration Shares and any agreed share premium will have been validly paid.

(c)

(i)	Each Future Corporate Resolution will be duly adopted in the form referred to in this opinion.

(ii)	Each Corporate Resolution:

(A)	remains or will remain in force without modification; and

(B)	complies or will comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(d)

(i)	The Merger Proposal has been validly executed by all parties other than the Issuer in the form referred to in this opinion.

(ii)

(A)

Each step, resolution, action and/or (other) formality which is required for the implementation of the Merger (other than the execution of the Merger Proposal), including the execution of the Dutch Deed of Merger and each step, resolution, action and/or (other) formality required for such execution will be validly taken and, to the extent already taken and relating to steps, resolutions, actions and/or other formalities required pursuant to the laws of the Grand Duchy of Luxembourg, have been validly taken in accordance with the laws of the Grand Duchy of Luxembourg; and

(B)	the Merger will be validly implemented in accordance with the Merger Proposal and the laws of the Grand Duchy of Luxembourg.

5	OPINION

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6, I am of the following opinion:

(a)

The Issuer has been incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and, upon the execution of the Dutch Deed of Conversion and Amendment, will exist as a public limited liability company (naamloze vennootschap).

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(b)	When issued or when converted, the Registration Shares will have been validly issued or converted, and will be fully paid and nonassessable[1].

6	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)

This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) other rules regulating conflicts between rights of creditors, or (d) intervention and other measures in relation to financial enterprises or their affiliated entities.

(b)

An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

7	RELIANCE

(a)

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

(b)	Each person accepting this opinion agrees, in so accepting, that:

(i)	only De Brauw (and not any other person) will have any liability in connection with this opinion;

(ii)

the agreements in this paragraph 7 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them; and

[1]

In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(iii)	this opinion (including the agreements in this paragraph 7) does not make any person accepting this opinion a client of De Brauw.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion in the Exhibit Index and under the heading “Legal Matters” in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.
Gaby Smeenk

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Annex 1 – Definitions

In this opinion:

“2021 SOP Grants” means rights to subscribe for 23,816,700 Class A Common Shares to be granted pursuant to the Issuer’s 2021 Stock Option Plan.

“Class A Common Shares” means the class A common shares in the share capital of the Issuer.

“Conversion” means the conversion of the Conversion Shares into Class A Common Shares prior to the Registration.

“Conversion Shares” means common shares B1, common shares C1, common shares G1-A, common shares B2, common shares C2, common shares G2-A and common shares G2-B in the capital of the Issuer.

“Corporate Resolution” means each of:

(a)

a written resolution of the Issuer’s stated sole shareholder at the time of this resolution, Altice Teads S.A., dated 9 June 2021 resolving (i) to designate the Issuer’s board of directors as the corporate body authorised to issue Class A Common Shares up to a maximum aggregate amount of Class A Common Shares as provided for in the Articles of Association as included in the Deed of Conversion and Amendment and (ii) to exclude all pre-emption rights in respect thereof;

(b)

a written resolution of the Issuer’s board of directors dated 9 June 2021 resolving, amongst others, (i) upon the Conversion and (ii) to issue the number of additional Class A Common Shares as included in the resolution referenced in this paragraph under (d), and to exclude all pre-emption rights in respect thereof;

(c)

a draft dated 16 July 2021 of a written resolution of the Issuer’s stated sole shareholder at the time of this resolution, Altice Teads S.A., resolving to, amongst others, amend the Articles of Association in accordance with the Deed of Conversion and Amendment;

(d)

a draft dated 15 July 2021 of a written resolution of the Issuer’s board of directors confirming, amongst others, the exact number of Class A Common Shares resulting from the Conversion and the exact number of additional Class A Common Shares to be issued pursuant to the resolution referenced in this paragraph under (b);

(e)

a draft dated 13 July 2021 of a written resolution of the Issuer’s stated sole shareholder at the time of this resolution, Altice Teads S.A., to, amongst others, (i) issue Class A Common Shares against a contribution in kind and (ii) to approve the contribution in kind in respect thereof; and

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(f)

means a draft dated 13 July of an official record of proceedings of the general meeting of the Issuer in accordance with article 2:330(3) BW containing a resolution of the general meeting of the Issuer to effect the Merger pursuant to which Class A Common Shares are allotted to the shareholders of Yosemite 1 S.A. and Yosemite 2 S.A.

“Current Articles of Association” means the Issuer’s articles of association as in force on the date of this opinion.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Dutch Deed of Amendment” means the notarial deed amendment of the articles of association (akte van statutenwijziging) of the Issuer dated 2 July 2021.

“Dutch Deed of Conversion and Amendment” means the notarial deed of conversion and amendment of the articles of association (akte van omzetting en statutenwijziging), of the Issuer a draft of which, dated 19 July 2021, translated into English, is attached to this opinion as Annex 2 (Dutch Deed of Conversion and Amendment).

“Dutch Deed of Merger” means a Dutch notarial deed of cross-border merger (akte van grensoverschrijdende fusie) to effect the Merger.

“Dutch law” means the law directly applicable in the Netherlands.

“Dutch Notary” means a civil-law notary of De Brauw.

“Future Corporate Resolution” means each corporate resolution referred to in the definition of “Corporate Resolution” under (c)-(f).

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Issuer” means Teads B.V., with seat in Amsterdam, Trade Register number 82833680, to be converted to a public limited liability company (naamloze vennootschap) and to be renamed as Teads N.V. prior to the Registration.

“Merger” means the cross-border merger (grensoverschrijdende fusie) of the Merging Companies pursuant to the Merger Proposal and the execution of a Dutch Deed of Merger.

“Merger Proposal” means the common draft terms of cross-border Merger (gemeenschappelijk voorstel tot grensoverschrijdende fusie) between the Merging Companies dated 9 June 2021.

“Merging Companies” means the Issuer, as acquiring company, and Yosemite 1 S.A. and Yosemite 2 S.A., as disappearing companies.

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“New Articles of Association” means the Issuer’s articles of association as will be in force at the moment of the Registration of the Registration Shares.

“Old Articles of Association” means the Company’s articles of association included in the Company’s deed of incorporation.

“Preventive Restructuring Processes” means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the Class A Common Shares to be registered with the SEC pursuant to the Registration.

“Registration Statement” means the registration statement on form F-1 first publicly filed by the issuer on 6 July 2021 in relation to the Registration, as amended (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 23 July 2021.

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

Annex 2 – Dutch Deed of Conversion and Amendment

UNOFFICIAL TRANSLATION

DEED OF CONVERSION AND AMENDMENT OF THE ARTICLES OF ASSOCIATION OF

TEADS B.V.

(AFTER CONVERSION NAMED: TEADS N.V.)

On the [●] day of [●] two thousand and twenty-one appears before me, [●], notaris (civil-law notary) in Amsterdam:

[●].

The person appearing declares that on the [●] day of [●] two thousand and twenty-one, the general meeting of: Teads B.V., a private company with limited liability, with corporate seat in Amsterdam, the Netherlands, and address at: Danzigerkade 15B, 1013 AP Amsterdam, the Netherlands, Trade Register number 82833680 (the “Company”), resolved to convert the Company into a public limited liability company and in connection therewith to amend its articles of association, as well as to authorize the person appearing to execute this deed.

Pursuant to those resolutions, the person appearing declares that [s]he converts the Company into a public limited liability company and in connection therewith amends the Company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

1	DEFINITIONS

1.1	In these articles of association, the following words shall have the following meaning:

Accountant:	an accountant as referred to in article 2:393 DCC, or an organization in which such accountants work together;

Articles of Association:	these articles of association;

Board:	the board of directors of the Company;

CEO:	the chief executive officer of the Board;

Chairman:	the chairman of the Board;

Common Share:	each Common Share A and each Common Share B;

Common Share A:	a class A common share in the share capital of the Company;

Common Share B:	a class B common share in the share capital of the Company;

Company:	Teads N.V.;

Company Body:	the Board or the General Meeting;

Control:	over a Shareholder that is a legal entity means:
(a) the ownership of legal and/or beneficial title to voting securities that represent more than fifty percent (50%) of the votes in the general meeting of such legal entity; and/or

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

(b)  being empowered to appoint, suspend or dismiss or cause the appointment, suspension or dismissal of at least a majority of the members of the management board, supervisory board or any similar governing body of such legal entity, whether through the exercise of voting rights, by contract or otherwise; and/or

(c) the power to direct or cause the direction of the management and policies of such entity, whether through the exercise of voting rights, by contract or otherwise;

Controller:	(i) Patrick Drahi, born in Casablanca, Morocco, on the twentieth day of August nineteen hundred and sixty-three, individually or (if applicable) together with any of his children who indirectly hold Common Shares or (ii) Patrick Drahi’s heirs jointly;

Conversion Notice:	a written notice, in a form as determined by the Board, provided by a holder of Common Shares B in accordance with article 13;

DCC:	the Dutch Civil Code;

Depositary Receipts:	depositary receipts for Shares;

Director:	an Executive Director or a Non-Executive Director;

Distributable Equity:	the part of the Company’s equity which exceeds the aggregate of the paid in and called up part of the share capital and the reserves which must be maintained pursuant to the law;

Executive Director:	a member of the Board appointed as executive director;

General Meeting:	the corporate body that consists of Shareholders and all other Persons with Meeting Rights / the meeting in which Shareholders and all other Persons with Meeting Rights assemble;

Independent Non-Executive	a member of the Board appointed as independent

Director:	non-executive director;

in writing:	by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Meeting Rights:	the right, either in person or by proxy authorized in writing, to attend and speak at the General Meeting or, in the case of a meeting of holders of Shares of a specific class, at the meeting of holders of those Shares;

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

Nominating Shareholder:	(i) Next Alt S.à r.l., a limited liability company (société à responsabilité limitée) governed by Luxembourg law, having its official seat in Luxembourg, Grand Duchy of Luxembourg, and its registered office at 5 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) under number B 194.978, provided that Next Alt S.à r.l. (a) holds a direct or indirect interest of at least thirty percent (30%) of the aggregate nominal value of the issued and outstanding Common Shares and (b) is Controlled by the Controller, or (ii) when Next Alt S.à r.l. does not hold a direct or indirect interest of at least thirty percent (30%) of the aggregate nominal value of the issued and outstanding Common Shares and/or is no longer Controlled by the Controller, the legal entity which (x) holds a direct interest of at least thirty percent (30%) of the aggregate nominal value of the issued and outstanding Common Shares and (y) is Controlled by the Controller. The provisions in these Articles of Association referencing the (rights of the) Nominating Shareholder only apply if and for as long as there is a person qualifying as Nominating Shareholder;

Non-Executive Director:	a Non-Independent Non-Executive Director or an Independent Non-Executive Director;

Non-Independent Non-Executive	a member of the Board appointed as non-

Director:	independent non-executive director;

Persons with Meeting Rights:	Shareholders, holders of a right of usufruct with Meeting Rights and holders of a right of pledge with Meeting Rights, subject to article 37.1;

Persons with Voting Rights:	Shareholders with voting rights, holders of a right of usufruct with voting rights and holders of a right of pledge with voting rights at the General Meeting, subject to article 37.1, or where the meeting of holders of Shares of a specific class adopts resolutions, with voting rights at that meeting;

Preference Share:	a preference share in the share capital of the Company;

President:	the president of the Board;

Record Date:	the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

Retained Earnings Reserve Preference Shares:	the reserve held for the benefit of the holders of Preference Shares in accordance with article 29.1;

Secretary:	the secretary of the Company;

Share:	a share in the share capital of the Company; unless the contrary is apparent, this shall include each Common Share and Preference Share;

Shareholder:	a holder of one or more Shares;

Subsidiary:	a subsidiary of the Company as referred to in article 2:24a DCC;

Vice-President:	the vice-president of the Board.
1.2	References to articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

1.3	Any reference to a gender includes all genders.

2	NAME AND OFFICIAL SEAT

2.1	The Company’s name is Teads N.V.

2.2	The official seat of the Company is in Amsterdam, the Netherlands.

3	OBJECTS

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise, to develop and to sell businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including the issue of (convertible) bonds, promissory notes, warrants or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, its group companies and/or third parties;

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trademarks, licenses, know-how and other intellectual and industrial property rights; and

(i)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4	AUTHORIZED SHARE CAPITAL

4.1	The authorized share capital of the Company amounts to one hundred and seventy-four million euro (EUR 174,000,000).

4.2

The authorized share capital of the Company is divided into four billion five hundred million (4,500,000,000) Common Shares A, with a nominal value of one eurocent (EUR 0.01) each, five hundred million (500,000,000) Common Shares B, with a nominal value of twenty-five eurocent (EUR 0.25) each, and one hundred million (100,000,000) Preference Shares, with a nominal value of four eurocent (EUR 0.04) each.

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

4.3

As at the moment of conversion of Common Shares B into Common Shares A as referred to in article 13, the authorized share capital of the Company shall decrease with the number of Common Shares B included in such conversion, as applicable, and the authorized share capital of the Company shall increase with the number of Common Shares A resulting from such conversion.

4.4	All Shares are to be registered. No share certificates (aandeelbewijzen) shall be issued.

5	REGISTER OF SHAREHOLDERS

5.1

In due observance of the applicable statutory provisions, a register of Shareholders shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

5.2

The name, address and such further information as required by law or considered appropriate by the Board, of each Shareholder, each pledgee of Shares and each usufructuary of Shares, shall be recorded in the register of Shareholders.

5.3

On application by a Shareholder or a pledgee or usufructuary of Shares, the Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant’s right in respect of a Share. If a right of pledge or a usufruct is created on a Share, the extract shall state to whom the voting rights accrue and to whom the Meeting Rights accrue.

5.4	Without prejudice to article 5.1, the Board shall make the register of Shareholders available at the Company’s office for inspection by the Persons with Meeting Rights.

6	ISSUE OF SHARES

6.1

Shares shall be issued pursuant to a resolution of the General Meeting, or pursuant to a resolution of the Board if the Board has been authorized for a specific period not exceeding five (5) years to issue Shares by resolution of the General Meeting. The resolution granting the aforesaid authorization must determine the number of Shares that may be issued. The authorization may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorization cannot be withdrawn. The General Meeting shall, for as long as any such designation of the Board for this purpose is in force, remain authorized to resolve upon the issuance of Shares.

6.2

Article 6.1 shall apply correspondingly to the granting of rights to subscribe for Shares, but shall not be applicable to the issue of Shares to persons exercising a previously granted right to subscribe for Shares.

7	PRE-EMPTIVE RIGHTS

7.1

Each holder of Common Shares shall have a pre-emptive right on any issue of Common Shares pro rata to the aggregate amount of its Common Shares. No Shareholder shall, however, have a pre-emptive right on Common Shares issued for a non-cash contribution. Shareholders shall also not have a pre-emptive right on Common Shares issued to employees of the Company or a group company of the Company.

7.2

Pre-emptive rights may be limited or excluded by a resolution of the General Meeting. The General Meeting may designate this authority to the Board for a period not exceeding five (5) years, provided that the General Meeting has also authorized the

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

Board to issue Shares in accordance with article 6.1. Unless otherwise stipulated at its grant, the authorization cannot be withdrawn. If less than one half of the issued share capital of the Company is represented at a General Meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of the General Meeting to limit or exclude such pre-emptive rights or to make such designation.

7.3	In accordance with article 2:96a DCC, no Shareholders shall have pre-emptive rights on any issue of Preference Shares.

7.4

This article shall apply correspondingly to the granting of rights to subscribe for Shares, but shall not be applicable to the issue of Shares to persons exercising a previously granted right to subscribe for Shares.

8	PAYMENT ON SHARES

8.1	The price and other terms of issue shall be determined at the time of the resolution to issue Shares. The issue price shall not be less than the nominal value.

8.2	If the amount of Shares to be issued is announced and only a lesser amount can be placed, this latter amount shall only be placed if expressly allowed by the conditions of issue.

8.3	Common Shares may only be issued against payment in full of the amount at which such Common Shares are issued and with due observance of the provisions of articles 2:80a and 2:80b DCC.

8.4	Preference Shares may be issued against payment in cash of at least one quarter of their nominal value.

8.5

The Company Body authorized to issue Shares, grant rights to subscribe for Shares and restrict or exclude pre-emptive rights, in accordance with the provisions of articles 6 and 7, shall be authorized to resolve that in respect of any issuance of Shares and/or granting of rights to subscribe for Shares, the nominal value of these Shares shall be paid up on account of the Distributable Equity.

8.6	Legal acts relating to a non-cash contribution on Shares and other legal acts as referred to in article 2:94 DCC may be performed by the Board without prior approval of the General Meeting.

9	SHARES IN THE COMPANY’S OWN SHARE CAPITAL

9.1	The Company may not subscribe for its own Shares on issue.

9.2	Subject to authorization by the General Meeting and subject to Dutch law, the Board may cause the Company to acquire fully paid-up Shares and Depositary Receipts, for a consideration.

9.3

No authorization as referred to in article 9.2 shall be required for the acquisition of Shares or Depositary Receipts for the purpose of transferring the same to employees of the Company or of any of its group companies under a scheme applicable to such employees, provided that such Shares or Depositary Receipts are listed on a stock exchange.

9.4	Shares in the Company’s own share capital or Depositary Receipts may be disposed of pursuant to a resolution of the Board.

9.5	Articles 9.1 and 9.2 do not apply to Shares acquired by the Company under universal succession of title.

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

10	FINANCIAL ASSISTANCE

The Company may grant loans for the purpose of a subscription for or an acquisition of Shares or Depositary Receipts subject to Dutch law.

11	REDUCTION ISSUED SHARE CAPITAL

11.1

With due observance of Dutch law, the General Meeting may resolve to reduce the issued share capital by (i) reducing the nominal value of Shares by amending these Articles of Association or (ii) cancelling Shares.

11.2	A resolution to cancel Shares may only relate to:
(a)	Shares or Depositary Receipts held by the Company; or
(b)	all Preference Shares with repayment.

12	RIGHT OF PLEDGE AND USUFRUCT ON SHARES

12.1

Upon the establishment of a right of pledge on a Share or the creation of a right of usufruct on a Share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of Dutch law.

12.2

Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have Meeting Rights. The Meeting Rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Board has approved the same and with due observance of Dutch law.

13	CONVERSION OF SHARES

13.1

A holder of Common Shares B may at all times provide the Board with a Conversion Notice requesting to convert one or more of his Common Shares B into Common Shares A in the ratio of twenty-five (25) Common Shares A for one (1) Common Share B.

13.2

The Conversion Notice shall at least include an irrevocable and unconditional power of attorney to the Company, with full power of substitution, to transfer twenty-four (24) of the Common Shares A, in which each Common Share B has been converted, unencumbered and without any attachments for no consideration (om niet) to the Company, which transfer shall be effected by the Company simultaneously with the conversion of (relevant) Common Share(s) B into Common Shares A referred to in the Conversion Notice.

14	DEPOSITARY RECEIPTS 14

The Company shall not cooperate with the issuance of Depositary Receipts. Holders of Depositary Receipts shall therefore not be entitled to Meeting Rights, unless they have been expressly granted to them by the Company pursuant to a resolution of the Board to that effect.

15	MANAGEMENT

15.1

The management of the Company shall be conducted by the Board, consisting of one or more Executive Directors, one or more Non-Independent Non-Executive Directors and one or more Independent Non-Executive Directors.

15.2

The Board determines the number of Executive Directors, Non-Independent Non-Executive Directors and Independent Non-Executive Directors. The Board decides whether any Director positions are vacant. Only individuals can be Non-Executive Directors.

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

15.3

The Executive Directors, Non-Independent Non-Executive Directors and Independent Non-Executive Directors shall be appointed as such by the General Meeting. In respect of the appointment of Executive Directors and Non-Independent Non-Executive Directors, the following applies:

(a)	the Executive Directors and Non-Independent Non-Executive Directors are appointed at the binding nomination of the Nominating Shareholder;
(b)

the General Meeting may at all times overrule the binding nomination by a resolution adopted by a majority of at least two thirds of the votes cast representing more than half of the issued share capital;

(c)	if the General Meeting overruled the binding nomination, the Nominating Shareholder shall make a new binding nomination;
(d)	the nomination shall be included in the notice of the General Meeting at which the appointment shall be considered;
(e)	the Board shall request the Nominating Shareholder to make its nomination at least ten (10) days before convening the General Meeting at which the appointment shall be considered; and
(f)

if a nomination has not been made by the Nominating Shareholder or has not been made by the Nominating Shareholder within seven (7) days following the request of the Board, this shall be stated in the notice and the General Meeting shall be free to appoint a Director at its discretion.

15.4

The Company must establish a policy in respect of the remuneration of the Directors. The policy is adopted by the General Meeting upon the proposal of the Board. The remuneration of the Directors shall be determined by the General Meeting upon the proposal of the Board and with due observance of the remuneration policy adopted by the General Meeting.

16	TERM OF OFFICE. RESIGNATION, SUSPENSION AND DISMISSAL
16.1

Each Director shall be appointed for a term to be determined by the General Meeting. A Director is appointed for a maximum period of four (4) years. His appointment shall lapse ultimately at the end of the annual General Meeting held in the fourth year after the year of his appointment, unless specified otherwise in the nomination for his appointment. An Executive Director may be reappointed for a term of not more than four (4) years at a time, with due observance of the provision of the previous sentence. A Non-Executive Director may be reappointed once for a term of not more than four (4) years, with due observance of the provision of the third sentence, and subsequently for a maximum term of two (2) years, which term may be extended for a maximum of another two (2) years.

16.2	A Non-Executive Director may be in office for a period not longer than twelve (12) years, which period may or may not be interrupted, unless the General Meeting resolves otherwise.
16.3	The General Meeting may at any time dismiss or suspend a Director. In case of dismissal of an Executive Director or a Non-Independent Non-Executive Director, the following applies:
(a)

if the Nominating Shareholder proposes the dismissal of an Executive Director or a Non-Independent Non-Executive Director to the General Meeting, the General Meeting can resolve upon such dismissal by a resolution adopted by an absolute majority of the votes cast;

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(b)

if the Nominating Shareholder has not made a proposal for the dismissal of an Executive Director or a Non-Independent Non-Executive Director, the General Meeting can only resolve upon the dismissal of such Executive Director or Non-Independent Executive Director by a resolution adopted by a majority of at least two thirds of the votes cast representing more than half of the issued share capital.

16.4	An Executive Director may also be suspended by the Board.
16.5

If either the Board or the General Meeting has resolved upon a suspension of a Director, the General Meeting shall within three (3) months after the suspension has taken effect, resolve either to dismiss such Director with due observance of the provisions in article 16.3, or to terminate or continue the suspension. A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day that the General Meeting has adopted the resolution to continue the suspension. If the General Meeting has not decided to terminate or to continue the suspension within the required period, the suspension shall lapse.

17	CHAIRMAN, PRESIDENT, VICE-PRESIDENT AND CEO OF THE BOARD
17.1	The Board shall appoint a Non-Executive Director as Chairman for such period as the Board may decide, with due observance of the terms referred to in articles 16.1 and 16.2.
17.2	The General Meeting shall grant to a Non-Executive Director the title of President. Only the General Meeting may deprive such Non-Executive Director from its President title.
17.3

The Board shall grant to a Non-Executive Director the title of Vice-President. The Board may also grant to an Executive Director the title of CEO. Only the Board may deprive such Executive Director or Non-Executive Director from its title.

17.4	The Board may also grant other titles to Directors and may deprive them from such titles. Each title shall be granted only to one Director at the same time.
17.5

The Board may appoint one of the Non-Executive Directors as vice-chairman of the Board for such period as the Board may decide, with due observance of the terms referred to in articles 16.1 and 16.2. If the Chairman is absent or unwilling to fulfil his duties, the vice-chairman shall be entrusted with such duties.

17.6

If no Chairman has been appointed or if the Chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by the vice-chairman of the Board or in the event of his absence or unwillingness to take the chair, by a Non-Executive Director or, in the event all Non-Executive Directors in office are absent or unwilling to take the chair, an Executive Director designated for such purpose by the meeting.

18	SECRETARY
18.1	The Board shall appoint a Secretary. The Secretary does not have to be a Director.
18.2	The Secretary shall have such powers as are assigned to him by these Articles of Association and, subject to these Articles of Association, by the Board on or after his appointment.
18.3	The Secretary may be removed from office at any time by the Board.

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19	CORPORATE GOVERNANCE GUIDELINES
19.1

With due observance of these Articles of Association, the Board shall adopt one or more sets of corporate governance guidelines dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

19.2	Regulations dealing with matters concerning the General Meeting will be placed on the Company’s website.
20	MEETINGS
20.1

Meetings of the Board may be called at any time, either by (i) the President, (ii) the Vice-President, (iii) three (3) Non-Executive Directors (including at least one (1) Non-Independent Non-Executive Director) jointly, or (iv) the Secretary, on instruction of the persons mentioned under (i), (ii) and (iii) of this article 20.1.

20.2	The Secretary shall attend the meetings of the Board. Both the President and the Vice-President, individually, may decide to permit others to attend a meeting as well.
20.3

A Director shall not participate in the deliberations and decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Directors, the decision shall nevertheless be taken by the Board.

20.4	The minutes of meetings of the Board shall be kept by the Secretary. The minutes shall be adopted by the Board at the same meeting or at a subsequent meeting.

If the Board has adopted resolutions without holding a meeting, the Secretary shall keep a record of each resolution adopted without holding a meeting. Such record shall be signed by the Chairman and the Secretary.

20.5

Each Director, other than the President, and if no President is in function or if the President is conflicted within the meaning of article 20.3, other than the Vice-President, shall be entitled to one (1) vote. The President is entitled to cast a number of votes that equals the number of Directors entitled to vote, excluding the President, that is present or represented at that meeting. If no President is in function or if the President is conflicted within the meaning of article 20.3, the Vice-President shall be entitled to cast a number of votes that equals the number of Directors entitled to vote, excluding the Vice-President, that is present or represented at that meeting.

20.6

Unless the law, these Articles of Association or the corporate governance guidelines referred to in article 19.1 provide otherwise, resolutions of the Board shall be adopted by an absolute majority of the votes cast.

20.7

Resolutions of the Board shall be adopted in a meeting where the President and the Vice-President are present or represented or, when no President is in function, the Vice-President is present or represented. If the quorum is not present or represented, a second meeting of the Board may be convened, where resolutions shall be adopted if the President is present or represented. In the event the President or the Vice-President cannot participate in the deliberations and the decision-making in respect of the resolutions concerned due to a direct or indirect personal conflict of interest with the Company within the meaning of article 20.3, the following applies:

(a)

if the President is conflicted within the meaning of article 20.3, the Board shall adopt resolutions in a meeting where the majority of the Directors, including the Vice-President, is present or represented. If the quorum is not present or represented, a second meeting of the Board may be convened, where resolutions shall be adopted if the majority of the Directors is present or represented;

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(b)

if the Vice-President is conflicted within the meaning of article 20.3, the Board shall adopt resolutions in a meeting where the majority of the Directors, including the President, is present or represented. If the quorum is not present or represented, a second meeting of the Board may be convened, where resolutions shall be adopted if the majority of the Directors is present or represented;

(c)

if both the President and the Vice-President are conflicted within the meaning of article 20.3, the Board shall adopt resolutions in a meeting where the majority of the Directors is present or represented. If the quorum is not present or represented, a second meeting of the Board may be convened, where resolutions shall be adopted if at least two (2) Directors are present or represented.

21	POWERS, DIVISION OF DUTIES, RESTRICTIONS
21.1

Subject to the division of duties referred to in article 21.2, the Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others.

21.2

The Board may divide its duties among the Directors in the corporate governance guidelines referred to in article 19.1, provided that the day-to-day management of the Company shall be entrusted to the Executive Directors and provided further that the Non-Executive Directors may not be deprived of their duty to supervise the performance of Directors.

21.3

The Board may establish such committees as it may deem necessary, which committees may consist of one or more Directors or other persons. The Board appoints the members of each committee, provided that (i) an audit committee shall consist of Independent Non-Executive Directors only, (ii) an Executive Director shall not be a member of a compensation committee and (iii) a Non-Executive Director shall not be a member of an executive committee.

The Board determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

21.4	The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.
21.5

Without prejudice to any other applicable provisions of these Articles of Association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or its enterprise, including in any event:

(a)	the transfer of the enterprise or practically the entire enterprise to a third party;
(b)

the conclusion or cancellation of any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the Company; and

(c)

the acquisition or disposal of a participating interest in the share capital of a company with a value of at least one third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the Company, by the Company or a Subsidiary.

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22	VACANCY OR INABILITY OF THE DIRECTORS
22.1

If the seat of an Executive Director is vacant (ontstentenis) or upon the inability of an Executive Director (belet), the remaining Executive Director(s) shall temporarily be entrusted with the executive management of the Company, notwithstanding that the Board may provide for a temporary deputy. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors or the sole Executive Director, as the case may be, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, with the authority for the Board to temporarily entrust the executive management of the Company to one or more Non-Executive Directors and/or one or more other persons.

22.2

If the seat of a Non-Executive Director is vacant or upon the inability of a Non-Executive Director, the remaining Non-Executive Director(s) shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, notwithstanding that the Board may provide for a temporary deputy. If the seat of the President is vacant or upon the inability of the President, another Non-Executive Director designated by the Board may be temporarily entrusted with the duties of the President. If the seats of all Non-Executive Director(s) are vacant or upon the inability of all Non-Executive Directors or the sole Non-Executive Director, as the case may be, the Board shall provide for a temporary deputy.

22.3

If the seats of all Directors are vacant or upon the inability of all Directors or the sole Director, as the case may be, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Directors to other individuals.

23	REPRESENTATION
23.1	The Board shall be authorized to represent the Company. The President and the Vice-President, acting jointly, shall also be authorized to represent the Company.
23.2

The Board shall have the power, without prejudice to its responsibility, to cause the Company to be represented by one or more Directors or others as attorneys. These attorneys shall have such powers as shall be assigned to them on or after their appointment and in conformity with these Articles of Association, by the Board.

24	INDEMNIFICATION
24.1	Unless Dutch law provides otherwise, current and former Directors are reimbursed for:
(a)	the reasonable costs of conducting a defence against claims resulting from an act or omission in performing their duties or in performing other duties the Company has asked them to fulfil;
(b)	any compensation or financial penalties they owe as a result of an act or omission as referred to in (a);
(c)	any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to in (a);
(d)	the reasonable costs of other proceedings in which they are involved as a current or former Director, except for proceedings in which they are primarily asserting their own claims; and

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(e)	tax damage due to reimbursements in accordance with this article.

24.2	An indemnified person is not entitled to the reimbursement referred to in article 24.1 insofar as:

(a)

it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), wilfully reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar). In that case, the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness;

(b)	the costs or the financial losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or financial losses; or

(c)	the indemnified person failed to notify the Company as soon as possible of the costs or the financial losses or of the circumstances that could lead to the costs or financial losses.

24.3

The Company shall reimburse costs and financial losses immediately on receipt of an invoice or another document showing the costs or financial losses incurred by the indemnified person, on the condition that the indemnified person has undertaken in writing to repay these costs and reimbursements if a repayment obligation as referred to in article 24.2 arises.

24.4

The indemnified person shall comply with the Company’s instructions regarding the defence strategy and coordinate the defence strategy with the Company beforehand. The indemnified person requires the Company’s prior written consent for: (i) acknowledging personal liability, (ii) deciding not to put up a defence, and (iii) entering into a settlement.

24.5	The Company may take out liability insurance for the benefit of the indemnified persons.

24.6	The Board may further implement this article 24.

24.7

This article may be amended without the consent of the indemnified persons, but the indemnity granted in this article will remain in force for claims for the reimbursement of costs and other payments as referred to in this article that resulted from an act or omission by the indemnified person in the period when the indemnity was in effect.

25	FINANCIAL YEAR AND ANNUAL ACCOUNTS

25.1	The Company’s financial year shall be the calendar year.

25.2	Annually, within the term set by Dutch law, the Board shall prepare annual accounts, and shall file the same for inspection at the Company’s office.

25.3

The annual accounts shall be accompanied (i) by the Accountant’s statement referred to in article 26.4, (ii) by the annual report, unless article 2:391 DCC does not apply to the Company, as well as (iii) the other particulars to be added to those documents by virtue of applicable statutory provisions.

25.4	The annual accounts shall be signed by all Directors; if the signature of one or more of them is lacking, this shall be stated, giving the reasons therefor.

26	ACCOUNTANT

26.1	The Company shall instruct an Accountant to audit the annual accounts.

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26.2

The General Meeting shall be authorized to furnish such instruction. If the General Meeting fails to do so, the Board shall be competent thereto. Executive Directors may not participate in the deliberations and decision-making on an instruction to an Accountant to audit the annual accounts in case the General Meeting has not given the instruction. The instruction to the Accountant may only be withdrawn for valid reasons and in accordance with article 2:393(2) DCC.

26.3	The Accountant shall render an account of his audit to the Board.

26.4	The Accountant shall reflect the results of his audit in a statement attesting whether the annual accounts give a true and fair view.

27	FILING AT THE OFFICE OF THE COMPANY

The annual accounts as prepared, the annual report, the report of the Non-Executive Directors and the information to be added pursuant to article 2:392(1) DCC must be made available at the Company’s office as of the date of the notice convening the annual General Meeting. Shareholders and other Persons with Meeting Rights may inspect the documents at that place and obtain a copy thereof free of charge.

28	ADOPTION

28.1	The annual accounts shall be adopted by the General Meeting.

28.2

The annual accounts may not be adopted if the General Meeting has been unable to inspect the Accountant’s statement referred to in article 26.4, unless the information to be added by virtue of Dutch law includes a legal ground for the lacking of the statement.

29	PROFITS AND DISTRIBUTIONS

29.1

Out of the profits accrued in a financial year, primarily and insofar as possible, first a preferred amount equal to zero point zero one percent (0.01%) per annum of the paid up part of the aggregate nominal value of all issued and outstanding Preference Shares is added to the Retained Earnings Reserve Preference Shares. If, in a financial year, no profit is made or the profits are insufficient to allow the addition to the Retained Earnings Reserve Preference Shares provided for in this article 29.1, the deficit shall be added from profits earned in following financial years.

29.2	Each year the Board may determine which part of the profits after application of article 29.1 shall be reserved.

29.3

The General Meeting may resolve to distribute any part of the profits remaining after reservation in accordance with article 29.2, provided that out of such profits (i) no further additions shall be made to the Retained Earnings Reserve Preference Shares and (ii) no distributions shall be made on the Preference Shares. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

29.4	Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity.

29.5	Distribution of profits shall be made after adoption of the annual accounts if permissible under Dutch law given the contents of the annual accounts.

29.6	The Board may resolve to distribute an interim dividend on the Shares with due regard to articles 29.1 and 29.3.

29.7

The Board may resolve that distributions on Shares are made from the Distributable Equity, provided that the holders of Preference Shares shall not be entitled to any reserves other than the Retained Earnings Reserves Preference Shares.

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29.8	The General Meeting may at the proposal of the Board resolve that a distribution on Shares shall not be paid in whole or in part in cash but in Shares or in any other form.

29.9

In calculating the amount of any distribution on Shares, Shares held by the Company, or Shares for which the Company holds the Depositary Receipts shall be disregarded, unless such Shares or Depositary Receipts are encumbered with a right of usufruct or pledge.

29.10	Any and all distributions on the Common Shares shall be made in such a way that on each Common Share an equal amount or value will be distributed.

29.11	Articles 2:104 and 2:105 DCC shall apply to distributions.

30	DATE FOR PAYMENT

30.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with article 40.

30.2	Unless the Company Body authorized to make distributions determines another date of payment, distributions on Shares shall be made payable within thirty (30) days after they have been declared.

30.3	A claim of a Shareholder for payment of a distribution shall be time barred by an elapse of five (5) years after the date it became payable.

31	ANNUAL GENERAL MEETING

31.1	The annual General Meeting shall be held each year, within six (6) months after the end of the financial year.

31.2	The agenda for the annual General Meeting shall announce, inter alia, the following matters:

(a)	discussion of the annual report, including corporate governance;

(b)	discussion and adoption of the annual accounts;

(c)	discharge of the Directors;

(d)	appointments for any vacancies;

(e)	reservation and dividend policy, including the policy regarding the allocation of profits;

(f)	proposal to cancel Shares the Company holds in its own share capital;

(g)

any other proposals presented by the Board and announced with due observance of article 40 as well as proposals made by Shareholders and/or other Persons with Meeting Rights in accordance with Dutch law and these Articles of Association.

31.3

Matters will only be put to vote if and to the extent the General Meeting is authorized by law or these Articles of Association to resolve on the subject matter. All other matters are put on the agenda for discussion purposes only.

32	OTHER GENERAL MEETINGS

Other General Meetings shall be held as often as the Board, the President, the Vice-President or the Nominating Shareholder deems necessary, without prejudice to articles 2:110, 2:111 and 2:112 DCC.

33	CONVENING A GENERAL MEETING. AGENDA

33.1	General Meetings shall be convened by the Board, the President, the Vice-President or the Nominating Shareholder.

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33.2	The notice of a General Meeting shall be given with due observance of a notice period of at least such number of days prior to the day of the General Meeting as required by Dutch law.

33.3

The notice convening a General Meeting shall be issued in accordance with article 40. The Board may decide that the notice to a Person with Meeting Rights who agrees to an electronic notification is replaced by a legible and reproducible message sent by electronic mail to the address indicated by such person to the Company for such purpose.

33.4

An item requested in writing by one or more Shareholders and/or Persons with Meeting Rights solely or jointly representing at least the percentage of the issued share capital as required by Dutch law shall be included in the notice of the General Meeting or announced in the same manner as the notice of the General Meeting if the Company has received the request, including the reasons for such request, no later than on the day prescribed by Dutch law. The Board has the right not to place such proposals on the agenda if the Board judges them to be evidently not in the interest of the Company.

33.5

Written requests as referred to in article 33.4 may not be submitted electronically. Written requests as referred to in article 33.4 shall comply with conditions stipulated by the Board, which conditions shall be posted on the Company’s website.

34	PLACE OF MEETINGS

General Meetings shall be held in Amsterdam or Haarlemmermeer (including Schiphol Airport).

35	CHAIRPERSON

35.1

The General Meetings shall be presided over by the Chairman or, in his absence, by the vice-chairman of the Board; in the event that the latter is also absent, the Directors present shall appoint a chairperson of the General Meeting from their midst. The Board may appoint another person to act as chairperson of a General Meeting.

35.2

If the chairperson of the General Meeting has not been appointed in accordance with article 35.1, the General Meeting itself shall appoint a chairperson. Until that moment, the eldest person present at the General Meeting shall act as chairperson.

36	MINUTES

36.1

Minutes shall be kept of the proceedings at every General Meeting by a secretary to be designated by the chairperson of the General Meeting. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof.

36.2	The Board or the chairperson of the General Meeting may determine that a notarial report must be drawn up of the proceedings of a General Meeting.

37	RIGHTS AT GENERAL MEETINGS. ADMITTANCE

37.1

Those Persons with Meeting Rights and those Persons with Voting Rights who are on the Record Date for a General Meeting listed as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Rights or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the time of the relevant General Meeting.

37.2

In order for a person to be able to exercise Meeting Rights and the right to vote at a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the day and in the manner mentioned in the notice convening the General Meeting.

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37.3

The Board may determine that Persons with Voting Rights may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the Record Date, cast their votes electronically or by means of a letter in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at a General Meeting.

37.4	The Board may resolve that proceedings at a General Meeting may be observed by electronic means of communication.

37.5

The Board may decide that each Person with Meeting Rights has the right, in person or represented by written proxy, to take part in, address and, to the extent that person is entitled to vote, to vote at the General Meeting using electronic means of communication and is able to directly observe the proceedings. The Board may attach conditions to the use of electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and for the reliability and security of the communication. The conditions must be included in the notice convening the General Meeting and be published on the Company’s website.

37.6

The chairperson of the General Meeting decides on all matters relating to the admission to the General Meeting. The chairperson of the General Meeting shall decide whether persons, other than those entitled to be admitted pursuant to this article 37, shall be admitted to the General Meeting.

37.7	The Directors are entitled to attend the General Meeting, in person or by electronic communication, and have an advisory vote at the General Meeting.

37.8	The General Meeting may be conducted in a language other than the Dutch language if so determined by the chairperson of the General Meeting.

38	VOTING

38.1	Each Common Share A confers the right to cast one (1) vote. Each Common Share B confers the right to cast twenty-five (25) votes. Each Preference Share confers the right to cast four (4) votes.

38.2

To the extent the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by an absolute majority of the votes cast, in a General Meeting in which a quorum of at least fifty percent (50%) of the issued and outstanding share capital is present or represented. If such quorum is not present or represented, a second General Meeting may be convened, at which second General Meeting such part of the issued and outstanding share capital does not have to be present or represented.

38.3

Notwithstanding any other provisions of these Articles of Association, resolutions of the General Meeting in relation to the application for bankruptcy, suspension of payments, legal merger, legal demerger, amendment of these Articles of Association and dissolution can only be adopted at the proposal of the Board.

38.4	The chairperson of the General Meeting determines the method of voting.

38.5	Blank votes, abstentions and invalid votes shall not be counted as votes.

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38.6

The ruling pronounced by the chairperson of the General Meeting in respect of the outcome of a vote shall be decisive. The same shall apply to the contents of a resolution passed, in as far as voting related to a proposal was not made in writing.

38.7

In the General Meeting, no voting rights may be exercised for any Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the Depositary Receipts. However, pledgees and usufructuaries of Shares belonging to the Company or a Subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share concerned belonged to the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share in respect of which it holds a right of pledge or usufruct.

38.8

When determining how many votes are cast by Persons with Voting Rights, how many Persons with Voting Rights are present or represented, or which part of the Company’s issued share capital is present or represented, no account shall be taken of Shares for which, pursuant to the law or these Articles of Association, no vote can be cast.

39	MEETINGS OF HOLDERS OF SHARES OF A SPECIFIC CLASS

39.1

Meetings of holders of Shares of a specific class will be held as frequently and whenever such a meeting is required by virtue or any statutory provision or any provision in these Articles of Association.

39.2	Notwithstanding articles 39.4 and 39.5, the provisions of articles 32 through 38 apply mutatis mutandis to the meeting of holders of Shares of a specific class.

39.3	Article 31 does not apply to a meeting of holders of Shares of a specific class. Article 37.1 does not apply to a meeting of holders of Common Shares B or a meeting of holders of Preference Shares.

39.4

Meetings of holders of Common Shares B and meetings of holders of Preference Shares may be convoked in accordance with article 33, provided that the notice is sent no later than on the sixth (6th) day prior to the day of the meeting. The percentage set out in article 33.4 relates to the Common Shares B or Preference Shares, respectively, only.

39.5

A meeting of holders of Common Shares B or a meeting of holders of Preference Shares may adopt resolutions in writing if the proposal has been sent to all holders of Common Shares B or Preference Shares, respectively, in writing, none of them opposes this manner of decision-making and all holders of Common Shares B or Preference Shares, respectively, express themselves in favour of the proposal concerned.

40	NOTICES AND ANNOUNCEMENTS

Notices of General Meetings shall be effected in accordance with Dutch law and by a public announcement in electronic form which can be directly and continuously accessed until the General Meeting. Announcements concerning (proposals for) dividend and other distributions on Shares must immediately be published by the Board in accordance with the regulations of the stock exchange where the Shares are officially listed at the Company’s request. The announcement must specify the date when and the manner in which the dividend or other distribution will be payable or – in the case of a proposal for distribution – is expected to be made payable.

41	AMENDMENT ARTICLES OF ASSOCIATION

41.1	At the proposal of the Board, the General Meeting may resolve to amend these Articles of Association.

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DRAFT DUTCH DEED OF CONVERSION AND AMENDMENT 19 JULY 2021

41.2

When a proposal to amend these Articles of Association is to be submitted to the General Meeting, the notice of such General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to, Shareholders and other Persons with Meeting Rights, until the conclusion of such General Meeting. An amendment of these Articles of Association shall be laid down in a notarial deed.

41.3	The rights of the Nominating Shareholder in these Articles of Association may not be amended without the prior written consent of the Nominating Shareholder.

42	DISSOLUTION AND LIQUIDATION

42.1	At the proposal of the Board, the General Meeting may resolve to dissolve the Company.
42.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Executive Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators. The Non-Executive Directors shall supervise the liquidators.

42.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

42.4	From the balance remaining after payment of the debts of the dissolved Company shall first insofar as possible, be paid:

(a)	on each Preference Share as repayment: an amount equal to the paid up nominal value of a Preference Share; and

(b)

to each holder of Preference Shares: any balance of the Retained Earnings Reserve Preference Shares in proportion to the paid up part of the aggregate nominal value of the Preference Shares held by each.

42.5	The balance remaining after application of article 42.4 shall be transferred to the holders of Common Shares in proportion to the number of Common Shares held by each.

Finally the individual appearing before me declares:

(a)

an auditor, as referred to in article 2:393(1) DCC has certified, in accordance with the provisions of article 2:72(1) DCC, that on a date within five (5) months prior to the date of the execution of this deed, the equity of the Company corresponded at least with the issued share capital; and

(b)	at the date of execution of this deed, the issued and paid up share capital of the Company amounts to [•] euro (EUR [•]).

A document in evidence of the resolutions referred to in the opening statements of this deed, as well as the auditor’s certificate referred to under (a), are attached to this deed.

The original copy of this deed was executed in Amsterdam, the Netherlands, on the date mentioned at the top of this deed. I summarised and explained the substance of the deed. The individual appearing before me confirmed having taken note of the deed’s contents and having agreed to a limited reading of the deed. I then read out those parts of the deed that the law requires. Immediately after this, the individual appearing before me, who is known to me, and I signed the deed at [•].

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